Exhibit 23.1

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Directors and Stockholders of
Party City Corporation
Rockaway, New Jersey

We have reviewed the accompanying Condensed Consolidated Balance Sheets of Party City Corporation and Subsidiary as of September 27, 2003 and September 28, 2002, and the related Condensed Consolidated Statements of Operations and Cash Flows for the quarters ended September 27, 2003 and September 28, 2002. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the Consolidated Balance Sheet of Party City Corporation and Subsidiary as of June 28, 2003, and the related Consolidated Statements of Income, Shareholders’ Equity, and Cash Flows for the year then ended (not presented herein); and in our report dated August 21, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying Consolidated Balance Sheet as of June 28, 2003 is fairly stated, in all material respects, in relation to the Consolidated Balance Sheet from which it has been derived.

DELOITTE & TOUCHE LLP

New York, New York
November 5, 2003